Final Transcript

Conference Call Transcript MOD - Q2 2006 Modine Manufacturing Company Earnings Conference Call Event Date/Time: Oct. 20. 2005 / 9:00AM ET Event Duration: N/A

CORPORATE PARTICIPANTS

Dave Prichard
Modine Manufacturing - Director, IR

Dave Rayburn
Modine Manufacturing - President, CEO

Brad Richardson
Modine Manufacturing - VP, CFO

CONFERENCE CALL PARTICIPANTS

David Leiker
Robert W. Baird - Analyst

Rob Damron
Midwest Invest - Analyst

Jerry Hefferdin
[Lord Abbott] - Analyst

Simeon Wallace
[Gabelli & Co]. - Analyst

Final Transcript

PRESENTATION

Operator

Welcome to Modine’s Fiscal 2006 Second Quarter Earnings Conference Call. Today’s conference is being recorded. For opening remarks and introductions, I will now turn the call over to the Director of Investor Relations, Mr. Dave Prichard. Please go ahead.

Dave Prichard - Modine Manufacturing - Director, IR

Thank you, Operator, and good morning and welcome to Modine’s Fiscal 2006 Second Quarter and First Half Earnings and Cash Flow Conference Call. I’m Dave Prichard, Director of Investor Relations for Modine. Joining me on the call today are Dave Rayburn, President and CEO, and Brad Richardson, VP, Finance, and CFO.

Modine issued its second quarter results last night. We trust you had a chance to review the press release and the financial tables, which are available on First Call, as well as the Modine web site at modine.com. A reminder that today’s conference call will be available as an audio replay through Modine’s web site, as well as by telephone through Monday, October 31st, by calling 719-457-0820, or 888-203-1112, and using pass code 2248628.

We’ll follow our normal agenda for quarterly conference calls. First, Dave Rayburn will make some opening comments, to be followed by Brad Richardson, who will give additional perspective and greater detail on our financial results. Dave Rayburn will then close our comment section with an outlook for fiscal 2006 before we take your questions.

At this time, I’d like to inform you that all participants are in a listen mode only. Before we get started, I would like to read Modine’s safe harbor statement. This conference call may contain forward-looking statements that involve assumptions, risks, and uncertainties, and Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements. A detailed discussion of factors that could affect Modine’s results is found on page 36 of the Company’s fiscal 2005 Annual Report to Shareholders and in recent public filings with the U.S. SEC. Modine does not assume any obligation to update any of these forward-looking statements.

I am now pleased to turn the conference call over to Dave Rayburn, Modine’s President and CEO. Dave?

Dave Rayburn - Modine Manufacturing - President, CEO

Thanks, Dave, and good morning from the New York Stock Exchange. On Tuesday, our board celebrated our first year at NYSE by ringing the closing bell at the exchange. Our press release Monday stated, as anticipated, we have classified our former Aftermarket business, which was spun off on July 22nd and merged with Transpro, Inc., now called Proliance International, as a discontinued operation. With that release, a pro forma historical earnings statement was included.

With the departure of the Aftermarket, we have also expanded our operating segment reporting to 5 from 3, and Brad will be commenting on that further. Our earnings release yesterday reported higher sales and earnings from Continuing Operations for our second quarter. Sales of $404 million were up 32%, the 13th consecutive quarter of year-over-year growth. Excluding the impact of our recent acquisitions, that growth was 10%.

Key volume drivers were the North American Truck Market, our European Heavy Duty business, our acquisitions in Asia, the Airedale purchase in the U.K. and North America, and the OE business we purchased from Transpro, plus the launch of multiple new programs throughout the year.

Earnings from Continuing Operations of $14.3 million, or $0.41 per diluted share, were off slightly from last year of $0.40 a share. This was our 8th consecutive quarter of year-over-year growth. Operating cash flow was strong, return on Continuing Operations on average capital employed significantly improved to 11.1%, and our balance sheet continues to provide the flexibility to invest in the future. Also, we have completed over half of our 5% stock buyback program that we announced last May.

Also during the quarter, we announced a collaboration relationship with Borg Warner to develop thermal management systems for the global Truck and Off-highway markets, and we’re very pleased with that relationship. Also, we announced the closure of our plant in Bensalem, Pennsylvania, which was part of the recently purchased Airedale A.C. product business. This work will be consolidated at our plants in Buena Vista, Virginia and West Kingston, Rhode Island.

And with that, Brad, would you make some comments on the details.

Brad Richardson - Modine Manufacturing - VP, CFO

Thank you very much, Dave, and good morning to everyone, and good morning from the New York Stock Exchange. I thought I would just note that given this is our one-year anniversary from listing on the NYSE, I thought it was noteworthy to comment on the improved liquidity that we have seen in our stocks since moving to the NYSE.

Our share volume over this period has doubled to an average volume of 160,000 shares per day. Also, before I discuss details of the quarter and year-to-date, let me review several changes that we have made in the way we report and present our financial and operational results. First, as anticipated, we have made the determination to classify the Aftermarket business as a discontinued operation. In the future, the focus of our disclosure and dialogue will be on income from Continuing Operations, which, again, excludes the Aftermarket business.

Secondly, directly related to the Aftermarket spin-off and management structure changes, we have reevaluated our operating segments. On a go-forward basis, we will have 5 segments, which include 1 segment for our European Original Equipment operations; a segment for the Americas Original Equipment businesses, which include businesses focused on the Automotive, Truck, and Off-highway markets. The new Asia Original Equipment segment includes our operations in Asia, which are predominantly located in South Korea. The commercial HVAC in our business, which has grown significantly with the acquisition of Airedale, includes operations focused on specialty applications in the Heating and Air Conditioning markets, primarily in North America and Europe. And finally, the segment titled “Other” includes our Electronic Cooling business and our developing Fuel Cell Components and Systems business.

We believe that these new segments provide greater insight on the performance of the various businesses and highlight our emphasis on broad market and customer diversification. The statements also incorporate the impact of reclassifications, which were effective with the first quarter of fiscal 2006, from other income and expense to operating activities for items such as royalty income, gain or losses on asset disposals, tooling sales profit or losses, and purchase discounts relating to payment timing. Again, we believe these changes are designed to provide a more consistent presentation of operating information with other companies in our peer group. Now let’s turn to the highlights of our second quarter and year-to-date results. We are pleased to announce that we had another strong quarter of sales growth, with our sales reaching an all-time high for comparable second quarters. Earnings from Continuing Operations were $14.3 million, or $0.41 per share, up modestly from the previous year’s second quarter of $13.9 million, or $0.40 a share, the 8th consecutive quarter of year-over-year earnings per share growth. Including the impact of the $50 million non-cash charge related to the spin-off of our Aftermarket business, Modine reported a net loss of $36.1 million or $1.04 on a fully diluted basis.

The quarter benefited from strong operating income performance in our North American Truck markets and Heavy Duty operations in Europe. The launch of multiple new engine-related programs globally, the favorable impact of the Airedale acquisition in the U.K., and the acquisition of Transpro’s Heavy Duty business here in North America. However, offsetting these results was the impact of an unfavorable mix impact in our European Automotive business, reflecting the increased sale of modules, which have lower margins on the purchase part components.

The quarter was also impacted by about $1 million, due to the retroactive cost of a labor contract settlement at our Asan City, South Korea location, which drove our Asia operations into a loss position for the quarter. And further, we recognize certain costs associated with ongoing patent infringement litigation with Behr, resulting from an adverse decision at the district court level in Germany.

Earnings for the first six months from Continuing Operations rose sharply to $35 million from $26 million, or up 35%, reaching $1.01 per share. This strong earnings performance, coupled with the spin-off of the underperforming Aftermarket business, where we had $100 million of unproductive capital employed, drove our return on average capital employed up to 11%. This return on capital employed is at the low end of our target range of 11% to 12% through the cycle, and we remain focused on driving further improvements in this all-important metric. Cash flow for the first 6 months remains strong at $50 million, up 58% from the prior year period, which included the benefit of inventory turns at 14, an all-time record for the Company. We have redeployed this cash flow towards capital investment, the acquisition of Airedale, and the purchase of shares in accordance with our authorized share repurchase program. As Dave mentioned, as of October 14th, we had repurchased 876,700 shares for a total cash expenditure of $30.3 million. This repurchase amount represents approximately half of the 5% shares approved by the board in May, which gives us a targeted outstanding share balance of 32.8 million shares.

With regards to the balance sheet, our debt-to-capital ratio was 22.7%, and the cash balance remains high at $66 million. I would note that we continue to evaluate repatriation of un-remitted cash and earnings from Europe related to the American Jobs Creation Act. A decision on this project will be made in the third quarter, which, if implemented, would result in a negative tax impact of up to $0.10 per fully diluted share. This impact is factored into our full-year guidance that Dave will discuss. With access to this trapped cash, we would expect the debt ratio to trend down during the balance of the year.

With that, let me turn it back to Dave.

Dave Rayburn - Modine Manufacturing - President, CEO

Thanks, Brad. As we stated in our release, we remain optimistic on the Company’s outlook and reconfirmed our full-year expectations as we announced in July. We expect earnings per share growth from continued operations in the high single-digits to more likely low double-digits compared to our fiscal 2005 earnings.

I should note there are many challenges in our business. Certainly, the OEM price-down expectations are very real and very aggressive. Lower automotive build rates, and specifically the platforms that we’re on, are impacting our business. And raw material costs and energy costs are certainly impacting all of us in our segment. So with that, [Stacy], we’ll be glad to take some calls and questions.

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Final Transcript

 QUESTION AND ANSWER

Operator

Thank you. The Q&A session will be conducted electronically. [OPERATOR INSTRUCTIONS]. We’ll go first to David Leiker from Robert W. Baird.

David Leiker - Robert W. Baird - Analyst

Good morning all. I want to dig through some revenue numbers, if you could help along those lines. I’m trying to get the dollar amounts here, but the impact on the quarter from currency and then also the impact from acquisition.

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah, David, the impact from currency, quite frankly, in this quarter is de minimis. From the acquisitions, as Dave mentioned, sales are up 32% on a fully loaded basis. Without acquisitions, they’re up about 9 -- between 9% and 10%. So that should give you the math to calculate the impact.

David Leiker - Robert W. Baird - Analyst

The $306 million number?

Brad Richardson - Modine Manufacturing - VP, CFO

Correct.

David Leiker - Robert W. Baird - Analyst

Okay. And then there were -- there is no impact at all on the revenue line from divestitures at all with the restatement, right?

Brad Richardson - Modine Manufacturing - VP, CFO

No, that’s absolutely correct. The divestiture, or actually spin-off, has -- it’s below the line in Discontinued Ops.

David Leiker - Robert W. Baird - Analyst

Then the cash that you have in Europe that you’re looking at repatriated, how much is that?

Brad Richardson - Modine Manufacturing - VP, CFO

That is, you know of the $66 million that we have, there is roughly between $30 and $40 million of cash parked in Europe at this point.

David Leiker - Robert W. Baird - Analyst

Would you let that -- bring all of that back?

Brad Richardson - Modine Manufacturing - VP, CFO

Yes.

David Leiker - Robert W. Baird - Analyst

And then --

Brad Richardson - Modine Manufacturing - VP, CFO

Actually, all of it down to minimum working levels, David, obviously.

David Leiker - Robert W. Baird - Analyst

Okay. And then on the -- with where the business is today and the structure, what do you expect capital spending and depreciation to be for this year?

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah, I think the depreciation is right at the $75 million range. And we expect that the CapEx will be will right in line with depreciation at $75 million.

Dave Rayburn - Modine Manufacturing - President, CEO

And, Dave, on the ongoing basic, looking at our future, the new business book that we talked about in the past, we do not need any new facilities to support that. Candidly, though, we continue to look at the opportunity to move into Eastern Europe and to Asia to leverage those growing market segments and apply some low cost country sourcing.

David Leiker - Robert W. Baird - Analyst

Okay, great.

Dave Rayburn - Modine Manufacturing - President, CEO

And that investment is not included in Brad’s comment.

Operator

We’ll go next to Rob Damron from Midwest Invest.

Rob Damron - Midwest Invest - Analyst

Can you quantify for us the incremental dollars spent this quarter on litigation, severance, and the labor contract settlement in South Korea?

Dave Rayburn - Modine Manufacturing - President, CEO

On the litigation, candidly, we’ve got a reserve that is not a settled issue, and because it’s not a settled issue, we’re dealing with the other party, so we are not going to be specific there. In regards to the other elements, we’re not being specific, right?

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah, other than -- Rob, good morning to you by the way, Dave mentioned on the litigation, obviously, we can’t disclose that amount. The labor settlement that we did reach, which resulted in a new contract and was retroactive to the beginning of the year, the impact in the quarter was about $1 million. And that was in Korea.

Rob Damron - Midwest Invest - Analyst

Okay. And do you expect any of these kind of one-time costs expected in the third and fourth quarter fiscal quarters this year?

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah. I think the only thing that we see in terms of, call it one-time, would be the impact of the Jobs Creation Act and the tax charge that we would take, which we estimate up to $0.10 per share. That would be in the third quarter if we finalize that plan and execute on it in the third quarter. And it is, as I mentioned in my prepared remarks, the $0.10 is factored into the guidance that Dave spoke to.

Rob Damron - Midwest Invest - Analyst

Okay, and with the new labor contract in Korea, what will the impact be on operating margins for that segment going forward? Is that going to be a substantial change in the operating costs for the business in that segment?

Brad Richardson - Modine Manufacturing - VP, CFO

Well, it’s certainly a challenge, and we’re not alone in regards to the overall labor expectations in Korea. The good news is, is that we were on the low end of what the ranges of the various settlements in the region were. But it’s a disappointment of where we think the business needs to be to be competitive, especially in that region. So, yes, it’s going to have some negative impact and we’re going to be aggressive in bringing some reality to those folks, but that will take some time.

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah, and I think, clearly, as we look forward, we have won several new programs as a result of this acquisition, which will grow the business, and clearly we need to look at kind of what I call the corporate SG&A in that business in order to help us address the cost of this labor settlement, which certainly will spill in digestion and transition with this business.

Rob Damron - Midwest Invest - Analyst

Okay, and then just one last question. Maybe could you talk a little bit about some of your new contracts with Volvo Construction and Freightliner and maybe some others? Where you are in the rollout and did some of these contracts generate revenue for you in this most recent quarter?

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah, the Volvo business, which is a construction business, it deals with over 20-some platforms globally with Volvo, that’s actually launched in the first quarter. It will ramp up. It will take about 18 months to fully ramp up. And that’s going fine. You normally have -- anytime you have that many platform involvement, you’ve got issues to work with the customers. But, in general, it’s going just fine.

In regards to the Freightliner business, that’s an ’07 business. It’s launching with the emissions change, the (Next) (ph). I’m very, very pleased with how we’re working with Freightliner and I commented on our relationship with Borg Warner, which is a first-class company. But we’re really complementing each other. We’re bringing the thermal capability to the table. And by leveraging their air management capabilities, I’m very pleased that that will be a very successful launch with Freightliner.

In regards to the Mercedes business, which was part of that announcement, that’s really an ‘10 business. The other pieces that are launching that, candidly, oftentimes, most times, we can’t be as specific on who it is just because the customer doesn’t like us to talk about it, but we’ve got a lot of programs launching for various engine applications in Europe. And in my comments, I stated that part of our volume (inaudible) is the European Heavy Duty market, and that’s the segment that’s producing a lot of the oil coolers and exhaust gas recirculation coolers, etc. And those launches will continue through the year. I believe there are 15 of them. So, individually, 1 or 2 programs are not significant, but in the aggregate it’s real important. And this whole engine segment growth is great for us and it’s all driven by incremental content, with all the emission changes that we have seen and will continue to see. It’s good news for Modine because the solutions require more thermal products.

Brad Richardson - Modine Manufacturing - VP, CFO

And, Rob, I just comment to add onto Dave’s point, is the profitability of this new business is clearly coming through. You can see it in the overall European operating profits, margins, which have improved very, very nicely over the period from 11.9% in last year’s quarter up to 13.1%. And again, that’s a result of volume growth in the market, but also, as Dave mentioned, with the launch of the new, the engine-related programs in Europe. So we’re very pleased with that performance.

Dave Rayburn - Modine Manufacturing - President, CEO

The one I didn’t mention in Europe in the Automotive sector is BMW. The Series 1, which really launched right before the calendar year started, continues to go very well. I’m very pleased. And that vehicle has been -- is very popular in Europe and will be coming to the states, I believe, within another 12 to 15 months.

The Series 3, which is a replacement business, we have seen some tail-off in the old Series 3, is that design kind of started running out of gas. But the new Series 3 is again taken off, as we expected, and we’re really not seeing any launch issues. It’s interesting how BMW launches new platforms. I think it’s going to take over 18 months in order to be able to fully launch that 3 Series. So I’m going to be waiting a long time for that mid-life crisis car, my M-3 that I would like to get.

Rob Damron - Midwest Invest - Analyst

Oh, okay. And that $330 million that you expect in new business from ’04 to ’09, are you going to be updating that sometime soon for ’05 through ’10?

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah. That number, we went public with last fall and we have a number of conferences that we’re going to be attending in the coming weeks. So we’ll be updating that. So, obviously, as programs have launched, those will drop off, and as we’ve added programs, and I use the -- I think the better word is not booked business but committed business, because in the marketplace the real issue is you’re a development partner and it turns out to be yours to lose when you are a development partner. And we’ll actually put a press release out on that when we’re ready.

Rob Damron - Midwest Invest - Analyst

Okay, that’s helpful.

Operator

We’ll go next to Jerry Hefferdin from Lord Abbott.

Jerry Hefferdin - [Lord Abbott] - Analyst

In regards to the labor settlement in Korea, the wording here says “the annual labor settlement.” Is this something we have to go through every year?

Dave Rayburn - Modine Manufacturing - President, CEO

Absolutely. It’s very different than what we’re used to in any of the other regions, is that there is a 3-tier negotiation process. They negotiate at the national level and then they negotiate in the province level and then you negotiate locally. And it’s also interesting, it’s all these retroactive to January 1st, but you negotiate in June, July, and August. And so we always make -- you’ll have to make an accrual adjustment of what you think you will settle for and then what you settled for, in our case, was worse than we expected and felt we needed. And so you end up with a larger hit in that period if that turns out to be the case.

There is a lot of work to be done. It was interesting. The chairman of Hyundai has made some public statements in Korea in regards to their disappointment in the overall labor climate. And although Hyundai is growing very successfully, I think he made some strong statements about growing employment. So it is a national issue. But there are some real success stories in Korea in regards to labor relations. And so we are not going to hide behind it’s a national issue. We think we have the right style and relationship kind of approach with our workforces and you just have to build credibility. But that takes some time, and we’re going to focus on that. We’re certainly not going to walk away from Korea, but we are going to be realistic about the environment we have.

But we’re very pleased with the initiative. It gives us a real base in Asia, and we’re late to Asia. Many of our competitors are there before us. But we are real pleased that this is a great jumping off point in order to be able to support that entire activity.

Jerry Hefferdin - [Lord Abbott] - Analyst

Of your business in Asia, how much of that, the business that you do in Asia, or for Korea, is for within the Korean country?

Brad Richardson - Modine Manufacturing - VP, CFO

Jerry, its Brad. A majority of the revenue that you see is actually for commercial vehicles, which are manufactured, obviously, in Korea for the Korean market.

Jerry Hefferdin - [Lord Abbott] - Analyst

Okay.

Brad Richardson - Modine Manufacturing - VP, CFO

The export of those vehicles is pretty small. And that’s - and we have been, obviously, closely watching the commercial vehicle build grade. It has declined. It appears to have stabilized at this point, which we are encouraged with. But, again, that’s our real exposure. We had very little exposure to the export market, which is what’s getting all the attention, which has been quite strong.

Jerry Hefferdin - [Lord Abbott] - Analyst

Okay. The next question was that was my understanding. Can we review the prognosis for the Korean economy? I believe 6 months ago, we were somewhat surprised that it had kind of taken a turn for the worst. My understanding, at least from their shipbuilding segment of their economy, which is a pretty big business over there, that their shipyards have just reached nearly full capacity. What else is going on?

Brad Richardson - Modine Manufacturing - VP, CFO

This has been quite interesting. As you know, we’ve talked about this in the past, the very strong export driven economy that Korea has, and yet it has not really translated back to domestic consumption growth. If you do look at kind of some of the external forecasts that are out there for Korea, again, they’re calling for modest kind of economic growth next year - from this year and kind of the 3 to 4, up to maybe 4 to 5 next year. So, again, we clearly watch that quite closely because it does impact our commercial vehicle build rates.

Dave Rayburn - Modine Manufacturing - President, CEO

Jerry, just to embellish, we are very pleased. The business we’ve bought there is basically air conditioning products for these commercial vehicles that Brad mentioned. In our business model during the acquisition, we did expect to have incremental business in the powertrain cooling side as well as the engine side. We’re very pleased. We’re actually ahead of that model and we’re going to be seeing some of that business launching over the next couple of years. We’re very pleased that they are recognizing in the region Modine’s capabilities are bringing some of those global solutions to them.

Jerry Hefferdin - [Lord Abbott] - Analyst

Okay. In the Original Equipment segment for Europe, you mentioned poor business mix, unfavorable product mix, yet you spoke of the BMW Series 1 as --

Dave Rayburn - Modine Manufacturing - President, CEO

The BMW would be Automotive, not the Heavy Duty piece.

Jerry Hefferdin - [Lord Abbott] - Analyst

I understand that, but it doesn’t tell me which -- okay, in the Heavy Duty business, okay. What’s going on with the unfavorable product mix in the Heavy Duty?

Brad Richardson - Modine Manufacturing - VP, CFO

The unfavorable product mix, let’s be clear, is in the Automotive segment, and, again, it’s because of the increase -- the top-line is going up because of increased module sales. But in those modules, you have pass-through parts that clearly don’t generate incremental value-added margin. That is associated with the BMW business. So that’s what we were trying to point out is, as you look at the revenue growth, and again, there are a lot of moving parts in the overall European segment because of the Heavy Duty business, but if you look at the overall revenue growth in the Automotive side, it’s been positive. But the overall margins have been under pressure because of this increased module and purchase part pass-through components.

Dave Rayburn - Modine Manufacturing - President, CEO

And I would say also a more aggressive market. That price expectations, we talk a lot about those in North America, in the Big 3, but the folks in Europe will be following that model very aggressively. So new programs tend to not be as profitable as they were in the past.

Operator

[OPERATIONS INSTRUCTIONS]. We’ll take a follow-up from David Leiker from Robert W. Baird.

David Leiker - Robert W. Baird - Analyst

With the spin-off of the Aftermarket business, have you taken any action to reduce your overhead costs at the corporate level?

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah. With the spin-off of the business, we’ve looked very thoroughly at the primary, the Racine headquarters overhead on folks that support that business. So when we did the spin, we took action at the same time with those individuals. A number of them candidly went with the business. Not only people that were directly in the business, but people that supported them outside the business, like quality packaging engineers or environmental people. So that action has been done. There is no question though that we have to continue to work on the SG&A side. And so I would say that’s an ongoing work in process in regards to dealing with SG&A costs.

David Leiker - Robert W. Baird - Analyst

Okay. One of the potential synergies that we’ve talked about with the acquisition of the Korean business was taking the capability you have on the -- or the, I guess, the piece business you have on the commercial vehicle side, it’s (inaudible) to the passenger car. Can you just give us an update on where you are on that?

Brad Richardson - Modine Manufacturing - VP, CFO

In regards to bringing HVAC capabilities and credibility into North America and Europe?

David Leiker - Robert W. Baird - Analyst

Exactly.

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah. We’ve actually had, and it’s kind of a cultural shock, but we have, luckily, 2 Koreans on the ground in a 3-year rotation in Bonlanden, in Germany. And we also have a Korean that’s been relocated to Harrisburg, Kentucky. And there is also a cultural shock. But those people are there to help transfer their capabilities on systems. We’re very good on components, but they had a leg up with us on the overall systems design. And that process is taking place. We’ve go to get an order and that hasn’t happened. But you’ve got to plant the crop before, I guess, you can harvest. The other thing that we’re doing very aggressively is we’re bringing Koreans to Racine to be trained in powertrain cooling and specifically in engine components. Because the business I mentioned before that we’re landing some new orders in the Asian region, a lot of that work is being done either in Europe or North America in regards to application and we want the folks on the ground in Korea to be able to do that themselves. So over the next 2, 3 years, we’ll be very aggressive in bringing folks in.

It’s interesting. As we globalize the Company, we actually took a look at that just -- about a week ago. We have 34 expats throughout the world. That’s U.S. folks in different places; Koreans in different places; Europeans in different places. There is a heck of a cost to that, but that’s part of this journey of our globalization.

David Leiker - Robert W. Baird - Analyst

When you look at the segment reporting, I’m a little bit surprised you didn’t put the Automotive business together and the Heavy Truck business together by end market, as opposed to geographically.

Dave Rayburn - Modine Manufacturing - President, CEO

Are you talking on a global basis or are you talking on a regional basis?

David Leiker - Robert W. Baird - Analyst

Well, your segment reporting. You chose to do it geographically, as opposed to end market.

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah, and certainly, David, that might be a vision for the longer term. But where you run into difficulties is, as you know, the way we have our manufacturing plants configured, they are not pure plants dedicated to a specific market. That is, you have a truck plant that will produce automotive parts and vice versa. So, therefore, there’s really a doability issue here. We cannot -- our accounting systems don’t allow us to get to the idea that you have on the table at this juncture.

Brad Richardson - Modine Manufacturing - VP, CFO

And the way we manage.

David Leiker - Robert W. Baird - Analyst

Okay. I guess that’s fair. When you look at -- you have some Chrysler business that’s coming up for renewal here. Where do you stand on that process?

Dave Rayburn - Modine Manufacturing - President, CEO

The Ram Truck business is up for proposals right now. I would expect that those decisions would be made hopefully by Christmas.

David Leiker - Robert W. Baird - Analyst

And what about the next-generation Wrangler? And Liberty? Those two are (voices overlap), aren’t they, or are those finished?

Dave Rayburn - Modine Manufacturing - President, CEO

I can’t allay. I’m not sure I know the specifics on that. Brad, do you?

Brad Richardson - Modine Manufacturing - VP, CFO

No. I mean I think what I would like to do, David, is, obviously, some of these programs, as Dave mentioned earlier, is we’re in the process right now of updating our net new business and it is on a new basis. So it will factor in pluses and minuses. That’s how I completely answer the question, as opposed to getting granular on programs because -- so that’s how I’d like to leave it.

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah, to be candid, in the case of the Wrangler, that is a component business. In the case of the Liberty, that is a module business, and that decision has been made and we did not continue with it.

David Leiker - Robert W. Baird - Analyst

You did not? You said you did not continue with that? Dave, did you say you did not continue with the --

Dave Rayburn - Modine Manufacturing - President, CEO

Correct.

David Leiker - Robert W. Baird - Analyst

And then lastly, when you look at the guidance, if I’m doing my math correctly, implying second half earnings are flat year-over-year. Is that generally comparable for Q3 and Q4 or is there some variance between the two?

Brad Richardson - Modine Manufacturing - VP, CFO

Yeah, I mean, what we’ve said is, again, we expect it to look at a $1.01 in the first half that, given our guidance, you would expect it to be relatively flat versus -- our second half to be relatively flat versus the first half. And, again, the second half, the third quarter will be burdened by, if we go ahead, it will be burdened by the tax charge associated with the Jobs Creation Act.

David Leiker - Robert W. Baird - Analyst

That will hit in the third quarter?

Brad Richardson - Modine Manufacturing - VP, CFO

Pardon?

David Leiker - Robert W. Baird - Analyst

That would hit in the third quarter?

Brad Richardson - Modine Manufacturing - VP, CFO

Yes. Certainly, the fourth quarter is always traditionally the holiday period and a reduced number of workdays. One month delay in Europe.

Operator

We’ll take our next question from [Simeon Wallace], [Gabelli & Co.]

Simeon Wallace - [Gabelli & Co]. - Analyst

I was wondering if you could give an update on the integration of Airedale?

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah, I’ve very pleased. One, when we completed the acquisition, we had a general manager and finance guy on the ground the first day in the U.K., and that’s very important in regards to managing the integration. The team has been working very well. We have an integration manager. A large part of the process is just getting the paperwork right and getting the language right, and that’s going just fine. The real opportunity in regards to the integration is the cross-selling opportunity that bringing Airedale product into the channels that we already have here in North America and taking the Modine product in that market segment into the European and the U.K. channel. All that will take time, but we’re right on plan and right on plan in regards to our financial model.

And then, as I mentioned, that we’ve announced the Bensalem facility closure in Pennsylvania. We felt when we did the model that within the acquisition that was an opportunity potentially to do some consolidation. Not until you really have the business and you really understand it, can you do it. And the conclusion of that study was what we count on with this announcement.

Simeon Wallace - [Gabelli & Co]. - Analyst

If you just take it 3 or 4 years out now, where do you see this business from a revenue point of view and what are your expectations around your ability to cross-sell?

Dave Rayburn - Modine Manufacturing - President, CEO

You’re really asking for some projection on the growth?

Simeon Wallace - [Gabelli & Co]. - Analyst

Or just, yeah, just (inaudible) around that. What do you feel comfortable with?

Dave Rayburn - Modine Manufacturing - President, CEO

Well, there is no question the opportunity of taking that business, which is very, very strong in the U.K., and taking those existing products into Europe, I think is an appropriate opportunity. They have a very small China operation that I think there is some real opportunity to grow that. They have people on the ground in that business. And then the cross-selling, specifically the Modine products, into that whole European arena. So I won’t be specific on the sales opportunity, but I’m very encouraged. And this is part of this whole diversification strategy of not being dependent on any one market or any one customer.

This business about 5 years ago, candidly, was a business that was struggling in regards to bringing the kind of returns to the bottom-line that they should be with the top-line. And the management of this division did a great job in regards to looking at product lines and operations. We closed a facility, did some rationalization products. And I would say, internally, they created the opportunity to grow, earn the right to, and that’s why we did the search in Europe and found the opportunity with Airedale. And it’s a business, if they continue to execute, we will continue to evaluate further acquisitions. But we’ve got to get this one digested first.

Simeon Wallace - [Gabelli & Co]. - Analyst

And how would you describe it currently into this hypercompetitive? Do you think it’s international? Do you think there are opportunities really for a significant consolidation over there?

Brad Richardson - Modine Manufacturing - VP, CFO

Yes. I mean, just a few comments on - elaborate a little on what Dave -- as we sit here and do the -- we’ve done clearly an update on the post appraisal in terms of comparing how we see the business now versus the acquisition model. And, clearly, we see some real positives in terms of, as Dave mentioned on the cross-selling, we’re starting to see some successes there. And even on the cost side, the benefits of the Bensalem consolidation clearly are exceeding our expectations. So, overall, the total rate of return on the project has actually gone up, so we’re quite excited about that.

Again, just in terms of this cross-selling, I think there’s -- I don’t have anything else to add to Dave’s comment, other that, again, overall, the prospects look better than what we had expected.

Dave Rayburn - Modine Manufacturing - President, CEO

The other thing that I would comment on, and I think it’s, as I’ve gone through a number of acquisitions, a cultural match is extremely important in regards to the style in which a company manages versus in the style of an acquirer. And I’m very pleased with the cultural match with this organization, no matter where they’re located.

Operator

[OPERATOR INSTRUCTIONS]. We’ll take a follow-up from Jerry Hefferdin from Lord Abbott.

Jerry Hefferdin - [Lord Abbott] - Analyst

Can you guys give some of your thoughts to the other section in electronics - cooling and fuel cells? I know it’s always been kind of a well, it’s a small thing and we’re trying to make it better, but when you look at the 5 segments now broken out and all the work that you’re trying to do, it just seems like a very big drag for a little piece of business.

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah, and let me talk about it in 2 steps and then I’ll have follow-up from Brad. In regards to the Fuel Cell group, we have 16, 17 engineers in that group. It’s been a group that’s been put together, an operating group, for about 3.5, 4 years. They are doing a terrific job of building relationships and building intellectual property patents. And they’ve been operating this incubator, nearly breaking even, by being aggressive, candidly, on sample prices and getting some federal funding, government funding on research.

In regards to the PEM fuel cells, we’re working with nearly everybody that’s out there working on PEM. There are a couple of exceptions. PEM continues to technically develop, but I think everybody would say there are infrastructure issues in regards to distribution of the consumable. So we’re going to continue to work on that. We are very encouraged though of what we’re seeing in solid oxide. We developed a relationship a few -- about a year ago, year and a half ago, with a company by the name of Ion America, which is into solid oxide fuel cells. That’s really grown into a nice partnership. And the application of solid oxide fuel cells into with emerging companies for prime power could be very exciting. And, candidly, I think that’s where we’re going to see the first real material volume in regards to Modine, is potentially in this solid oxide arena. But the key there is for us to keep working as hard as we can on the incubator and keep as close to breakeven and have the right relationships and technology when it breaks. In regards to the electronics business, that has been, personally, a huge disappointment. We really did the research in regards to where we thought technology was going and they needed more robust solutions shortly after we bought it. The telecom market, which was 75%, 80% of this business, just went away. We got very aggressive on our breakeven and we closed a plant in Mexico and one in Korea. At the same time, we focused on the computer side and heat pipes and having a new plant in Taiwan. That piece of it hasn’t come up as fast as we thought it would, and that’s been a little disappointing. But what we’re really doing right now is stepping back and we’ve got a very detailed study going on in regards to where are the markets? Where are the product needs in regards to telecom and high-end servers where this business served before? Who are the competitors? We have an outside source that’s helping us that knows the industry probably better than us. So we’re going to make a rational, responsible decision here to decide how we best serve this market and deal with the breakeven point.

Brad, any follow-ups?

Brad Richardson - Modine Manufacturing - VP, CFO

No, I think that’s quite thorough.

Jerry Hefferdin - [Lord Abbott] - Analyst

How quickly do you think -- what is the timeline to coming up with a final decision?

Dave Rayburn - Modine Manufacturing - President, CEO

Well, you don’t know what you don’t know. And as we get one set of questions answered, typically, unlike these kinds of studies, another list develops. I’m certainly frustrated where we’re at and we probably should have been doing this, what we’re doing right now, a year ago, but we didn’t. So I’m not going to speculate when we’ll have an answer because I think we need to be responsible and it is a small piece of business for us, but I think, and I still think, the thermal opportunity in this space is huge. It’s a matter of when and who the competitors are and can Modine differentiate? And that’s what we’re trying to get to the root of. The good news is, given our income statement and balance sheet, maybe sometimes we’re too patient, but I would rather make a thorough decision than an emotional decision. Probably didn’t answer the question, but I gave you a long ramble.

Jerry Hefferdin - [Lord Abbott] - Analyst

Along the lines of you have to know what you don’t know, at what point do we say, you know something, this is not a business that we know, it’s going to take too much time for us to learn it, or too much money for us to acquire the knowledge?

Dave Rayburn - Modine Manufacturing - President, CEO

I’m not ready to say that.

Jerry Hefferdin - [Lord Abbott] - Analyst

Okay. That’s fair.

Dave Rayburn - Modine Manufacturing - President, CEO

Absolutely, I’m not ready to say that. The question that we have to look, and Modine Management has to look at, is do we blame the market or do we not execute? And that’s what we’re trying to understand.

Operator

[CALLER INSTRUCTIONS]. And we have another follow-up from Jerry Hefferdin. Please go ahead.

Jerry Hefferdin - [Lord Abbott] - Analyst

Sorry about that. I did have a second question. We didn’t spend much time talking about raw materials and their effects on the quarter in the different businesses. And if you could just go through how raw materials are affecting you right now? Any things you are going to be doing to hedge or just plan for raw material prices in the future and any new or different ways of approaching this problem now?

Dave Rayburn - Modine Manufacturing - President, CEO

Okay, Jerry, I’ll try to answer that question. Specifically to the quarter, we clearly saw the impact of the copper prices, which continue to increase, which impacted our, in particular, our Heavy Duty operations here in North America. But net/net in the quarter, if you look at the impact of raw materials and then you look at our ability to pass-through, which we’ve commented on in the past, net/net materials were about neutral in the quarter. That is, our ability to pass-through covered some of the increases that we saw in raw materials. So there wasn’t a significant impact.

Specifically to how we manage this going forward, again, and we talked about this in the past, that we strive very, very hard to get agreements with the Original Equipment manufacturers in order to allow us to pass-through. Again, you can kind of see the benefit of that strategy, even in the results that we have this quarter. Therefore, we’re really not heavily engaged in hedging activity because of the ability that we have for pass-through.

Jerry Hefferdin - [Lord Abbott] - Analyst

Okay. Just to try and make sure I have my timeline correct. I think it was 2 or 3 quarters ago when we had a pretty significant spike in raw materials.

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah.

Jerry Hefferdin - [Lord Abbott] - Analyst

We commented that it was a negative to your performance. And one of the things that we talked about was that, yes, most of the contracts have the ability to pass-through, you can’t pass-through right away, you have to wait until they hit certain triggers or a certain time period, but then you would go back to the contract and effectively work the contract, as it was written. Are we at a point now where we’ve caught up or are we still on that 3-month, or whatever it is, delay but just --

Dave Rayburn - Modine Manufacturing - President, CEO

Yeah. Jerry, we have commented in the past and you’ve got your facts correct in that there is a lag effect. And, clearly, as we’ve seen the commodity prices go up, there is a lag effect and we have been impacted. If you look at where we are now, is the aluminum prices have stabilized, the steel prices have stabilized, and there has been some impact on the copper. But, again, I would say we’re at a point now in the quarter where we have, again, it’s stabilized and we’ve caught up.

The 2 areas that -- the 1 area we don’t have pass-through is on oil-based products. And as we have more exposure to plastic parts, i.e., the Asian acquisition and moving more into modules, the impact on plastic can be significant and those are not part of those pass-through contracts. So we have to work hard to find and offsetting to those economics.

The other area, and certainly we’re going to see it in North American in regards to natural gas, in regards to operations, and so we are going to see an expensive winter, as everybody is.

Jerry Hefferdin - [Lord Abbott] - Analyst

Yes, yes, that is very true.

Operator

And if there are no further questions, I would now turn the conference back to Mr. Dave Prichard. Please go ahead, sir.

Dave Prichard - Modine Manufacturing - Director, IR

Okay, well thank you again. It looks like we’re through with the questions for now and as a result that will conclude our conference call. Our thanks to Dave and Brad. As a reminder, this call is available again on a replay and you can call 719-457-0820 to listen to the replay. And this is through Monday, October 31st. Or you can go to the Modine web site at modine.com to access a webcast of today’s event. So thank you, Operator, and thanks to all of you for participating in our call this morning. We’ll talk with you again around mid-January on our fiscal 2006 third quarter results. Have a good day. Thank you.

Dave Rayburn - Modine Manufacturing - President, CEO

Thank you.

Brad Richardson - Modine Manufacturing - VP, CFO

Thanks.

Operator

And this does conclude today’s conference call. We thank you for your participation and you may disconnect at this time.